Exhibit 99.1

Investor Contact:	Media Contact:
Andy Milevoj	press@1800flowers.com
investors@1800flowers.com

1-800-FLOWERS.COM, Inc. Reports Fiscal 2026 Fourth Quarter and Year-End Results

Reports Fiscal Year 2026 Revenue of $1.50 billion, a Net Loss of $134.8 million, which includes a $45.2 million Non-Cash Goodwill and Intangible Impairment Charge, and Adjusted EBITDA1 of $2.9 million

Company Amends Credit Agreement to Enhance Financial Flexibility and Evaluates a Range of Capital Raising Options to Optimize Capital Structure and Support Strategic Initiatives

Provides Outlook for Fiscal Year 2027

Jericho, NY, September 10, 2026 – 1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), a leading provider of thoughtful expressions designed to help inspire customers to give more, connect more, and build more and better relationships, today reported results for its Fiscal 2026 fourth quarter and year ended June 28, 2026.

“Fiscal 2026 was a year of meaningful progress as we strengthened the foundation of our business and positioned the Company for its next phase of transformation,” said Adolfo Villagomez, Chief Executive Officer of 1-800-Flowers.com. “We strengthened our leadership team, began to modernize our digital and marketing capabilities, simplified how we operate, and became a more customer-first, data-driven organization. As we enter fiscal 2027, accelerating the recovery of our revenue trends is our highest priority. We will continue building these capabilities while increasingly putting them to work to improve customer acquisition, engagement, and retention and to drive better business performance over time.”

“As part of our continued efforts to enhance our financial flexibility and support the ongoing transformation of the business, we recently amended our credit agreement to provide additional financial flexibility,” continued Mr. Villagomez. “We are also evaluating a range of options, including the sale of non-strategic assets and capital raising options, intended to optimize our capital structure and support investments in our transformation and drive future growth. While this work is underway, we remain focused on executing our fiscal 2027 priorities and improving the fundamental drivers of our business.”

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Credit Agreement Amendment
The Company announced that it has amended its credit agreement to extend its existing covenant relief and provide the Company with additional flexibility to use a portion of the proceeds from potential asset sales to invest in strategic initiatives and support the ongoing transformation of the business. Additional information regarding the amendment can be found in the Company’s Form 8-K filed with the SEC on September 10, 2026.

Evaluation of Capital Raising Options
The Company is also evaluating a range of options intended to optimize its capital structure and provide additional capital to support investments in its transformation and drive future growth. The potential options may include, but are not limited to, one or more public or private debt or equity financings, potential divestitures of non-strategic assets, or other capital structure transactions. The Company has retained Guggenheim Securities, LLC as its financial advisor in connection with this evaluation. There can be no assurance that the evaluation will result in any transaction or outcome or, if one or more transactions ensue, what the terms of any such transaction might be. The Company is in the early stages of the evaluation and will not comment further during the process.

Fiscal 2026 Fourth Quarter Performance
•Total consolidated revenues decreased 12.9% to $293.1 million, compared with the prior year period, primarily reflecting a strategic shift to improve marketing effectiveness and profitability. Consumer Floral & Gifts revenues declined 13.4%, Gourmet Foods & Gift Baskets revenues, which were impacted by the timing of Easter, declined 15.4%, while BloomNet revenues increased 1.9%.

•Gross profit margin decreased 80 basis points to 34.7%, compared with 35.5% in the prior year period, primarily due to deleveraging on the sales decline, higher commodity costs and inventory reserves, partially offset by the Company’s cost reduction and operational efficiency initiatives, along with an approximately $7 million benefit related to tariff refunds.

•Operating expenses decreased $16.7 million year-to-year to $158.2 million. Excluding non-recurring charges and the impact of the Company’s non-qualified deferred compensation plan in both periods, operating expenses decreased $8.9 million as compared with the prior year to $150.8 million, primarily due to lower marketing and labor costs.

•Net loss for the quarter was $52.3 million, or $(0.82) per diluted share, as compared to a net loss of $(51.9) million, or $(0.82) per share, in the prior year period.

•Adjusted net loss1 was $(51.6) million, or $(0.80) per diluted share, compared with an Adjusted net loss1 of $(43.8) million, or $(0.69) per share, in the prior year period.

•Adjusted EBITDA1 loss for the quarter was $(31.0) million, compared with Adjusted EBITDA1 loss of $(24.2) million in the prior year period.

(1)Refer to “Definitions of Non-GAAP Financial Measures” and the tables attached at the end of this press release for reconciliation of non-GAAP results to applicable GAAP results.

Fiscal Year 2026 Performance

•Total consolidated revenues decreased 10.8% to $1.50 billion, compared with total consolidated revenues of $1.69 billion in the prior year period.

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•Gross profit margin decreased 70 basis points to 38.0%, compared with 38.7% in the prior year period, primarily due to deleveraging on the sales decline, higher commodity costs and inventory reserves, partially offset by the Company’s cost reduction and operational efficiency initiatives. Excluding the impact of non-recurring charges in the year ago period, gross profit margin decreased 110 basis points as compared with the prior year period.

•Operating expenses decreased $158.6 million to $698.5 million, as compared with the prior year period. Excluding non-recurring charges and the impact of the Company’s non-qualified deferred compensation plan in both periods, operating expenses decreased by $62.0 million to $633.3 million, as compared with the prior year.

•Net loss for the fiscal year was $(134.8) million or $(2.11), per diluted share, which includes a $45.2 million non-cash goodwill and intangible impairment charge, compared with a net loss of $(200.0) million, or $(3.13) per diluted share, in the prior year period, which included a non-cash goodwill and intangible impairment charge of $143.8 million.

•Adjusted net loss1 was $(77.5) million, or $(1.21) per diluted share, compared with Adjusted net loss1 of $(52.5) million, or $(0.82) per diluted share, in the prior year period.

•Adjusted EBITDA1 for the fiscal year was $2.9 million, as compared with $29.2 million in the prior year period.

Segment Results
The Company provides Fiscal 2026 fourth quarter and full year selected financial results for its Gourmet Foods & Gift Baskets, Consumer Floral & Gifts, and BloomNet® segments in the tables attached to this release and as follows:

Gourmet Foods & Gift Baskets: For the quarter, revenues decreased 15.4% to $85.8 million, as compared with the prior year period. Gross profit margin decreased 830 basis points from the prior year period to 17.7% due to deleveraging on the sales decline and increased tariff, commodity and shipping costs. The segment contribution margin1 loss was $23.4 million, compared with segment contribution margin loss of $19.0 million in the prior year period, excluding severance costs.

For the full fiscal year, revenue decreased 5.2% to $768.5 million. Gross profit margin decreased 130 basis points to 35.5%. Excluding non-recurring costs in both years, segment contribution margin1 for the year was $52.7 million, compared with $58.8 million in the prior year.

Consumer Floral & Gifts: For the quarter, revenues decreased 13.4% to $182.8 million, as compared with the prior year period. Gross profit margin increased 220 basis points from the prior year period to 40.7% on lower commodity and shipping costs. The segment contribution margin1 was $17.1 million, compared with $17.4 million in the prior year period, excluding severance and impairment costs.

For the full fiscal year, revenues decreased 17.7% to $638.9 million, as compared with the prior year period. Gross profit margin increased 10 basis points from the prior year period to 39.4%. Excluding the non-recurring costs in both years, segment contribution margin was $48.6 million, compared with $50.5 million in the prior year.

BloomNet: For the quarter, revenues increased 1.9% to $24.7 million, as compared with the prior year period. Gross profit margin increased 190 basis points from the prior year period to 48.8%. The segment contribution margin1 was $7.4 million, compared with $6.5 million in the prior year period, excluding severance costs.

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For the full fiscal year, revenues decreased 1.9% to $96.8 million, as compared with the prior year period. Gross profit margin decreased 10 basis points from the prior year period to 48.4%. Excluding the impact of the severance charges, segment contribution margin1 for the year was $27.2 million, compared with $29.3 million in the prior year.

Fiscal Year 2027 Outlook
During Fiscal 2027, the Company expects to continue reinvesting a significant portion of the cost savings achieved through its operational efficiency initiatives into strategic growth investments. These investments include further modernization of the Company's marketing capabilities, continued development of its marketing technology platform, enhancements to its digital customer experience and personalization capabilities, and other initiatives designed to strengthen customer acquisition, engagement, and retention.

While the Company expects the benefits of these investments to build over multiple years, management believes Fiscal 2027 marks the next phase of its transformation. The Company will continue to build key capabilities while increasingly leveraging the investments made during Fiscal 2026 to improve operating performance and create sustainable long-term value.

For Fiscal 2027, the Company expects net revenues to decline in the mid-single digit range compared with Fiscal 2026. The Company expects Fiscal 2027 adjusted EBITDA of $10 million to $15 million, which includes approximately $12 million of additional compensation expense versus Fiscal 2026.

Conference Call
The Company will conduct a conference call to discuss its financial results today, September 10, 2026, at 8:00 a.m. (ET). The conference call will be webcast from the Investors section of the Company’s website at www.1800flowersinc.com. A recording of the call will be posted on the Investors section of the Company’s website within two hours of the call’s completion.

Definitions of Non-GAAP Financial Measures:
We sometimes use financial measures derived from consolidated financial information, but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Certain of these are considered "Non-GAAP financial measures" under the U.S. Securities and Exchange Commission rules. Non-GAAP financial measures referred to in this document are either labeled as “Non-GAAP,” “adjusted” or designated as such with a “1”. See below for definitions and the reasons why we use these non-GAAP financial measures. Where applicable, see the Selected Financial Information below for reconciliations of these non-GAAP measures to their most directly comparable GAAP financial measures. Reconciliations for forward-looking figures would require unreasonable efforts at this time because of the uncertainty and variability of the nature and amount of certain components of various necessary GAAP components, including, for example, those related to compensation, tax items, amortization or others that may arise during the year, and the Company’s management believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The lack of such reconciling information should be considered when assessing the impact of such disclosures.

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EBITDA and Adjusted EBITDA:
We define EBITDA as net income (loss) before interest, taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA adjusted for the impact of stock-based compensation, Non-Qualified Deferred Compensation Plan (“NQDC”) investment appreciation/depreciation, goodwill and intangible impairment and for certain items affecting period-to-period comparability. See Selected Financial Information for details on how EBITDA and Adjusted EBITDA were calculated for each period presented. The Company presents EBITDA and Adjusted EBITDA because it considers such information meaningful supplemental measures of its performance and believes such information is frequently used by the investment community in the evaluation of similarly situated companies. The Company uses EBITDA and Adjusted EBITDA as factors to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company's credit agreement uses EBITDA and Adjusted EBITDA-related items to determine its interest rate and to measure compliance with certain covenants. EBITDA and Adjusted EBITDA are also used by the Company to evaluate and price potential acquisition candidates. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations are: (a) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Adjusted EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

Segment Contribution Margin and Adjusted Segment Contribution Margin:
We define Segment Contribution Margin as earnings before interest, taxes, depreciation, and amortization, before the allocation of corporate overhead expenses. Adjusted Segment Contribution Margin is defined as Segment Contribution Margin adjusted for certain items affecting period-to-period comparability. See Selected Financial Information for details on how Segment Contribution Margin and Adjusted Segment Contribution Margin were calculated for each period presented. When viewed together with our GAAP results, we believe Segment Contribution Margin and Adjusted Segment Contribution Margin provide management and users of the financial statements meaningful information about the performance of our business segments. Segment Contribution Margin and Adjusted Segment Contribution Margin are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. The material limitation associated with the use of Segment Contribution Margin and Adjusted Segment Contribution Margin is that they are an incomplete measure of profitability as they do not include all operating expenses or non-operating income and expenses. Management compensates for this limitation when using these measures by looking at other GAAP measures, such as Operating Income (Loss) and Net Income (Loss).

Adjusted Net Income (Loss) and Adjusted or Comparable Net Income (Loss) Per Common Share:
We define Adjusted Net Income (Loss) and Adjusted or Comparable Net Income (Loss) Per Common Share as Net Income (Loss) and Net Income (Loss) Per Common Share adjusted for certain items affecting period-to-period comparability. See Selected Financial Information below for details on how Adjusted Net Income (Loss) Per Common Share and Adjusted or Comparable Net Income (Loss) Per Common Share were calculated for each period presented. We believe that Adjusted Net Income (Loss) and Adjusted or Comparable Net Income (Loss) Per Common Share are meaningful measures because they increase the comparability of period-to-period results. Since these are not measures of performance calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, GAAP Net Income (Loss) and Net Income (Loss) Per Common Share, as indicators of operating performance and they may not be comparable to similarly titled measures employed by other companies.

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Free Cash Flow:
We define Free Cash Flow as net cash provided by (used in) operating activities less capital expenditures. The Company considers Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of fixed assets, which can then be used to, among other things, invest in the Company’s business, make strategic acquisitions, strengthen the balance sheet, and repurchase stock or retire debt. Free Cash Flow is a liquidity measure that is frequently used by the investment community in the evaluation of similarly situated companies. Since Free Cash Flow is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. A limitation of the utility of Free Cash Flow as a measure of financial performance is that it does not represent the total increase or decrease in the Company's cash balance for the period.

About 1-800-FLOWERS.COM, Inc.
1-800-FLOWERS.COM, Inc. is a leading provider of thoughtful expressions designed to help inspire customers to give more, connect more, and build more and better relationships. The Company’s e-commerce business platform features an all-star family of brands, including: 1-800-Flowers.com®, 1-800-Baskets.com®, Card Isle®, Cheryl’s Cookies®, Harry & David®, PersonalizationMall.com®, Shari’s Berries®, FruitBouquets.com®, Things Remembered®, Moose Munch®, The Popcorn Factory®, Wolferman’s Bakery®, Vital Choice®, Simply Chocolate® and Scharffen Berger®. Through the Celebrations Passport® loyalty program, which provides members with free standard shipping and no service charge on eligible products across our portfolio of brands, 1-800-FLOWERS.COM, Inc. strives to deepen relationships with customers. The Company also operates BloomNet®, an international floral and gift industry service provider offering a broad-range of products and services designed to help its members grow their businesses profitably; Napco℠, a resource for floral gifts and seasonal décor; and DesignPac®, a manufacturer of gift baskets and towers. 1-800-FLOWERS.COM, Inc. was recognized among America’s Most Trustworthy Companies by Newsweek for 2024. 1-800-FLOWERS.COM, Inc. was also recognized as one of America’s Most Admired Workplaces for 2025 by Newsweek and was named to the Fortune 1000 list in 2022. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS. For more information, visit 1800flowersinc.com.

FLWS-COMP
FLWS-FN

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Special Note Regarding Forward Looking Statements:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or forecasts concerning future events; they do not relate strictly to historical or current facts. Such statements can generally be identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “foresee,” “forecast,” “likely,” “should,” “will,” “target,” or similar words or phrases. These forward-looking statements are subject to risks, uncertainties, and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, but not limited to, statements relating to future actions; the Company’s ability to leverage its operating platform and reduce its operating expense ratio; its ability to successfully integrate acquired businesses and assets; its ability to successfully execute its strategic priorities; its ability to cost effectively acquire and retain customers and drive purchase frequency; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to reduce promotional activities and achieve more efficient marketing programs; and general consumer sentiment and industry and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. The Company cannot guarantee that any forward-looking statement will be realized. Achievement of future results is subject to risk, uncertainties and potentially inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether because of new information, future events or otherwise, made in this release or in any of its SEC filings. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties. For a more detailed description of these and other risk factors, refer to the Company’s SEC filings, including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

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1-800-FLOWERS.COM, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	June 28, 2026	June 29, 2025
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,366	$46,502
Trade receivables, net	21,572	21,693
Inventories	152,783	177,127
Prepaid and other	25,719	37,405
Total current assets	211,440	282,727

Property, plant and equipment, net	194,216	215,596
Operating lease right-of-use assets	103,035	107,476
Goodwill	3,071	37,625
Trademarks with indefinite lives	76,073	86,673
Other intangibles, net	1,304	2,691
Other assets	47,853	39,829
Total assets	$636,992	$772,617

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable	$68,963	$74,581
Accrued expenses	118,961	109,887
Current maturities of long-term debt	24,000	21,000
Current portion of long-term operating lease liabilities	17,291	15,918
Total current liabilities	229,215	221,386

Long-term debt, net	112,176	134,764
Long-term operating lease liabilities	95,468	99,644
Deferred tax liabilities, net	5,986	6,679
Other liabilities	50,496	41,862
Total liabilities	493,341	504,335
Total stockholders’ equity	143,651	268,282
Total liabilities and stockholders’ equity	$636,992	$772,617

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1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Operations
(in thousands, except for per share data)
(unaudited)

	Three Months Ended		Years Ended
	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Net revenues:
E-Commerce	$258,656	$302,187	$1,273,126	$1,464,445
Other	34,462	34,435	230,385	221,213
Total net revenues	293,118	336,622	1,503,511	1,685,658
Cost of revenues	191,308	217,261	932,176	1,033,386
Gross profit	101,810	119,361	571,335	652,272
Operating expenses:
Marketing and sales	91,412	104,611	402,821	480,439
Technology and development	14,568	15,939	57,857	62,279
General and administrative	37,963	35,356	139,003	116,926
Depreciation and amortization	14,239	13,331	53,617	53,618
Goodwill impairment	—	5,603	34,554	119,023
Intangible impairment	—	—	10,600	24,800
Total operating expenses	158,182	174,840	698,452	857,085
Operating loss	(56,372)	(55,479)	(127,117)	(204,813)
Interest income	(367)	(759)	(1,857)	(3,380)
Interest expense	2,883	3,599	16,959	15,438
Other income, net	(6,343)	(2,410)	(7,450)	(3,514)
Loss before income taxes	(52,545)	(55,909)	(134,769)	(213,357)
Income tax (benefit) expense	(248)	(4,002)	(4)	(13,364)
Net loss	$(52,297)	$(51,907)	$(134,765)	$(199,993)

Basic and diluted net loss per common share	$(0.82)	$(0.82)	$(2.11)	$(3.13)

Basic and diluted weighted average shares used in the calculation of net loss per common share	64,134	63,598	63,912	63,807

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1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statement of Cash Flows
(in thousands)
(unaudited)

	Years Ended
	June 28, 2026	June 29, 2025
Operating Activities:
Net loss	$(134,765)	$(199,993)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities, net of acquisitions:
Goodwill and intangible impairment	45,154	143,823
Depreciation and amortization	53,617	53,618
Amortization of deferred financing costs	1,412	866
Deferred income taxes	(693)	(12,723)
Bad debt expense	223	674
Stock-based compensation	11,256	11,891
Other non-cash items	776	2,013
Changes in operating items, net of acquisitions:
Trade receivables	3,553	(4,284)
Inventories	24,344	756
Prepaid and other	11,686	(5,682)
Accounts payable and accrued expenses	(199)	(16,997)
Other assets and other liabilities	1,944	(325)
Net cash provided by (used in) operating activities	18,308	(26,363)

Investing activities:
Acquisitions, net of cash acquired	—	(3,000)
Capital expenditures	(31,280)	(41,463)
Net cash used in investing activities	(31,280)	(44,463)

Financing activities:
Acquisition of treasury stock	(1,164)	(10,175)
Proceeds from exercise of employee stock options	—	281
Proceeds from bank borrowings	175,000	110,000
Repayment of bank borrowings	(196,000)	(140,000)
Debt issuance costs	—	(2,215)
Net cash used in financing activities	(22,164)	(42,109)

Net change in cash and cash equivalents	(35,136)	(112,935)
Cash and cash equivalents:
Beginning of period	46,502	159,437
End of period	$11,366	$46,502
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1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information - Category Information
(dollars in thousands)
(unaudited)

	Three Months Ended
	June 28, 2026	Restructuring cost/Severance	As adjusted (non-GAAP) June 28, 2026	June 29, 2025	Goodwill and Intangible Impairment	Restructuring cost / Severance	As adjusted (non-GAAP) June 29, 2025	% Change
Net revenues:
Consumer Floral & Gifts	$182,813	$—	$182,813	$211,222	$—	$—	$211,222	(13.4)%
BloomNet	24,708	—	24,708	24,243	—	—	24,243	1.9%
Gourmet Foods & Gift Baskets	85,801	—	85,801	101,396	—	—	101,396	(15.4)%
Corporate	42	—	42	62	—	—	62	(32.3)%
Intercompany eliminations	(246)	—	(246)	(301)	—	—	(301)	18.3%
Total net revenues	$293,118	$—	$293,118	$336,622	$—	$—	$336,622	(12.9)%
Gross profit:
Consumer Floral & Gifts	$74,367	$—	$74,367	$81,246	$—	$—	$81,246	(8.5)%
	40.7%		40.7%	38.5%			38.5%

BloomNet	12,061	—	12,061	11,363	—	—	11,363	6.1%
	48.8%		48.8%	46.9%			46.9%

Gourmet Foods & Gift Baskets	15,195	—	15,195	26,382	—	—	26,382	(42.4)%
	17.7%		17.7%	26.0%			26.0%

Corporate	187	—	187	370	—	—	370	(49.5)%
	445.2%		445.2%	596.8%			596.8%
Total gross profit	$101,810	$—	$101,810	$119,361	$—	$—	$119,361	(14.7)%
	34.7%		34.7%	35.5%			35.5%

EBITDA (non-GAAP):
Segment Contribution Margin (non-GAAP) (a):
Consumer Floral & Gifts	$16,887	$198	$17,085	$10,539	$5,603	$1,261	$17,403	(1.8)%
BloomNet	7,404	—	7,404	6,274	—	189	6,463	14.6%
Gourmet Foods & Gift Baskets	(23,381)	—	(23,381)	(20,229)	—	1,206	(19,023)	(22.9)%
Segment Contribution Margin Subtotal	910	198	1,108	(3,416)	5,603	2,656	4,843	(77.1)%
Corporate (b)	(43,043)	525	(42,518)	(38,732)	—	2,459	(36,273)	(17.2)%
EBITDA (non-GAAP)	(42,133)	723	(41,410)	(42,148)	5,603	5,115	(31,430)	(31.8)%
Add: Stock-based compensation	3,761	—	3,761	2,785	—	—	2,785	35.0%
Add: Compensation charge related to NQDC Plan investment appreciation	6,632	—	6,632	4,399	—	—	4,399	50.8%
Adjusted EBITDA (non-GAAP)	$(31,740)	$723	$(31,017)	$(34,964)	$5,603	$5,115	$(24,246)	(27.9)%

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1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information - Category Information
(dollars in thousands)
(unaudited)

	Years Ended
	June 28, 2026	Goodwill and Intangible Impairment	Restructuring cost/Severance	As adjusted (non-GAAP) June 28, 2026	June 29, 2025	System Implementation Costs	Goodwill and Intangible Impairment	Restructuring cost / Severance	As adjusted (non-GAAP) June 29, 2025	% Change
Net revenues:
Consumer Floral & Gifts	$638,931	$—	$—	$638,931	$776,781	$—	$—	$—	$776,781	(17.7)%
BloomNet	96,832	—	—	96,832	98,707	—	—	—	98,707	(1.9)%
Gourmet Foods & Gift Baskets	768,520	—	—	768,520	810,941	—	—	—	810,941	(5.2)%
Corporate	249	—	—	249	333	—	—	—	333	(25.2)%
Intercompany eliminations	(1,021)	—	—	(1,021)	(1,104)	—	—	—	(1,104)	7.5%
Total net revenues	$1,503,511	$—	$—	$1,503,511	$1,685,658	$—	$—	$—	$1,685,658	(10.8)%
Gross profit:
Consumer Floral & Gifts	$251,517	$—	$—	$251,517	$305,508	$—	$—	$—	$305,508	(17.7)%
	39.4%			39.4%	39.3%				39.3%

BloomNet	46,829	—	—	46,829	47,914	—	—	—	47,914	(2.3)%
	48.4%			48.4%	48.5%				48.5%

Gourmet Foods & Gift Baskets	272,569	—	—	272,569	298,052	6,625	—	—	304,677	(10.5)%
	35.5%			35.5%	36.8%				37.6%

Corporate	420	—	—	420	798	—	—	—	798	(47.4)%
	168.7%			168.7%	239.6%				239.6%
Total gross profit	$571,335	$—	$—	$571,335	$652,272	$6,625	$—	$—	$658,897	(13.3)%
	38.0%			38.0%	38.7%				39.1%

EBITDA (non-GAAP):
Segment Contribution Margin (non-GAAP) (a):
Consumer Floral & Gifts	$573	$45,154	$2,859	$48,586	$(94,620)	$—	$143,823	$1,261	$50,464	(3.7)%
BloomNet	26,930	—	281	27,211	29,047	—	—	222	29,269	(7.0)%
Gourmet Foods & Gift Baskets	47,994	—	4,725	52,719	46,993	10,393	—	1,387	58,773	(10.3)%
Segment Contribution Margin Subtotal	75,497	45,154	7,865	128,516	(18,580)	10,393	143,823	2,870	138,506	(7.2)%
Corporate (b)	(148,997)	—	4,447	(144,550)	(132,615)	3,008	—	2,953	(126,654)	(14.1)%
EBITDA (non-GAAP)	(73,500)	45,154	12,312	(16,034)	(151,195)	13,401	143,823	5,823	11,852	(235.3)%
Add: Stock-based compensation	11,256	—	—	11,256	11,891	—	—	—	11,891	(5.3)%
Add: Compensation charge related to NQDC Plan investment appreciation	7,708	—	—	7,708	5,423	—	—	—	5,423	42.1%
Adjusted EBITDA (non-GAAP)	$(54,536)	$45,154	$12,312	$2,930	$(133,881)	$13,401	$143,823	$5,823	$29,166	(90.0)%
(12)

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
(in thousands, except for per share data)
(unaudited)

Reconciliation of net loss to adjusted net loss (non-GAAP):

	Three Months Ended		Years Ended
	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025

Net loss	$(52,297)	$(51,907)	$(134,765)	$(199,993)
Adjustments to reconcile net loss to adjusted net loss (non-GAAP):
Add: System implementation costs	—	—	—	13,401
Add: Restructuring cost/ Severance	723	5,115	12,312	5,823
Add: Goodwill and intangible impairment	—	5,603	45,154	143,823
Deduct: Income tax effect on adjustments	(30)	(2,639)	(182)	(15,572)
Adjusted net loss (non-GAAP)	$(51,604)	$(43,828)	$(77,481)	$(52,518)

Basic and diluted net loss per common share	$(0.82)	$(0.82)	$(2.11)	$(3.13)

Basic and diluted adjusted net loss per common share (non-GAAP)	$(0.80)	$(0.69)	$(1.21)	$(0.82)

Weighted average shares used in the calculation of basic and diluted net loss and adjusted net loss per common share	64,134	63,598	63,912	63,807
(13)

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
(in thousands)
(unaudited)

Reconciliation of net loss to adjusted EBITDA (non-GAAP):

	Three Months Ended		Years Ended
	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025

Net loss	$(52,297)	$(51,907)	$(134,765)	$(199,993)
Add: Interest expense and other, net	(3,827)	430	7,652	8,544
Add: Depreciation and amortization	14,239	13,331	53,617	53,618
Add: Income tax (benefit) expense	(248)	(4,002)	(4)	(13,364)
EBITDA	(42,133)	(42,148)	(73,500)	(151,195)
Add: Stock-based compensation	3,761	2,785	11,256	11,891
Add: Compensation charge related to NQDC Plan investment appreciation	6,632	4,399	7,708	5,423
Add: System implementation costs	—	—	—	13,401
Add: Restructuring cost/Severance	723	5,115	12,312	5,823
Add: Goodwill and intangible impairment	—	5,603	45,154	143,823
Adjusted EBITDA	$(31,017)	$(24,246)	$2,930	$29,166

(a) Segment performance is measured based on segment contribution margin or segment Adjusted EBITDA, reflecting only the direct controllable revenue and operating expenses of the segments, both of which are non-GAAP measurements. As such, management’s measure of profitability for these segments does not include the effect of corporate overhead, described above, depreciation and amortization, other income, net, and other items that we do not consider indicative of our core operating performance.

(b) Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive, and stock-based compensation, as well as changes in the fair value of the Company's NQDC Plan. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions are included within corporate expenses as they are not directly allocable to a specific segment.

(14)

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
(in thousands)
(unaudited)

Reconciliation of net cash provided by (used in) operating activities to free cash flow (non-GAAP):	Years Ended
	June 28, 2026	June 29, 2025

Net cash provided by (used in) operating activities	$18,308	$(26,363)
Capital expenditures	(31,280)	(41,463)
Free cash flow	$(12,972)	$(67,826)

(15)